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
                                 EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER COMMON SHARE-PRIMARY
                                 (In Thousands)

                                    THIRTEEN WEEKS         TWENTY-SIX WEEKS
                                        ENDED                    ENDED
                                  JUNE 30,   JULY 1,      JUNE 30,    JULY 1,
                                    1995       1994         1995       1994
                                   -------    -------      -------    -------

Weighted average number of shares
 outstanding                       22,531     20,203       21,059     20,192

Net effect of dilutive stock
 options--based on the treasury
 stock method using average
 market price                       1,617        644        1,445        511
                                   ------     ------       ------     ------
Common and common equivalent
 shares outstanding                24,148     20,847       22,504     20,703
                                   ======     ======       ======     ======
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

                                 EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER COMMON SHARE-FULLY DILUTED
                      (In Thousands Except Per Share Data)


                                    THIRTEEN WEEKS        TWENTY-SIX WEEKS
                                        ENDED                   ENDED
                                  JUNE 30,    JULY 1,    JUNE 30,    JULY 1,
                                    1995       1994        1995       1994
                                  --------   --------     -------    -------
Shares outstanding                 22,803     20,227       22,803     20,227

Net effect of dilutive stock
options - based on the treasury
stock method using the
greater of month-end market
price or average market price       1,902        644        1,842        547

Assumed conversion of convertible
subordinated debentures                 -      7,329            -      7,329
                                   ------    -------      -------    -------
Totals                             24,705     28,200       24,645     28,103
                                   ======    =======      =======    =======

                             * * * * *

Income before extraordinary item   $2,866     $1,513      $4,885      $2,727

Add convertible debenture
 interest and amortization,
 net of applicable income taxes       212        559          788      1,118
                                   ------    -------      -------    -------
                                   $3,078     $2,072       $5,673     $3,845
                                   ======    =======      =======    =======

Per share amounts                  $ 0.12     $ 0.07       $ 0.23     $ 0.14
                                   ======    =======      =======    =======

                             * * * * *

Net income                         $2,469     $1,513       $4,488     $2,727

Add convertible debenture
 interest and amortization,
 net of applicable income taxes       212        559          788      1,118
                                   ------    -------      -------    -------
                                   $2,681     $2,072       $5,276     $3,845
                                   ======    =======      =======    =======

Per share amounts                  $ 0.11     $ 0.07       $ 0.21     $ 0.14
                                   ======    =======      =======    =======


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